MassMutual Select Funds
For Period Ending 6/30/15

Item 77Q1. Exhibit (5)

AMENDMENT # 1
DATED JUNE 1, 2015 TO
INVESTMENT SUBADVISORY AGREEMENT
for MassMutual Select Fundamental Growth Fund

WHEREAS, Massachusetts Mutual Life Insurance Company ("MassMutual") and Wellington Management Company, LLP (now known as Wellington Management Company LLP) (the "Subadviser") entered into an Investment Subadvisory Agreement (the "Agreement"), effective as of February 22, 2012, relating to the MassMutual Select Fundamental Growth Fund (the "Fund"); and

WHEREAS, MassMutual assigned the Agreement to MML Investment Advisers, LLC (“MML Advisers”) on April 1, 2014; and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 – Compensation of the Subadviser is replaced in its entirety with the following:

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Portfolio.  For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, MassMutual agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: [    ]

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC                                                                                     WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ Brian Haendiges	By: /s/ Margaret W. Adams
Name: Brian Haendiges	Name: Margaret W. Adams
Title: Vice President	Title: Senior Managing Director

Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS
on behalf of MassMutual Select Fundamental Growth Fund

By: /s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer